EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2006 Deferred Compensation Plan, of our report dated March 4, 2014, relating to the consolidated balance sheet of Trans World Corporation and Subsidiaries as of December 31, 2013, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2013.

/s/ Rothstein Kass
Roseland, New Jersey
September 17, 2015